Exhibit 99.1

Allied Nevada First Quarter Operating Performance Exceeds Expectations with

Cost of Sales of $491 per Ounce of Gold Sold1 and Sales of 21,341 Ounces of Gold

and 59,566 Ounces of Silver

First Quarter 2011 Operating and Financial Results Reflect Focus on Growth

May 5, 2011, Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) is pleased to report its financial and operating results for the three months ended March 31, 2011. The results presented in this press release should be read in conjunction with the Company’s Form 10-Q (quarterly report) filed on SEDAR and Edgar and posted on Allied Nevada’s website at www.alliednevada.com. The financial results are based on United States GAAP and are expressed in U.S. dollars.

Allied Nevada recorded net income of $0.2 million ($0.00 per share) in the first quarter of 2011. Allied Nevada initiated an aggressive exploration campaign to follow-up on the exciting results encountered early in the first quarter. As a result, the increased exploration spending along with an unexpected increase in director’s stock-based compensation, negatively impacted net income by approximately $11.0 million, or $0.12 per share.

Q1 Exploration Highlights:

•

In the first quarter of 2011, the Company drilled 73 holes totaling 78,000 feet at Hycroft with a continued focus on infill drilling to convert resources in support of the initial milling feasibility study for Hycroft. Step-out drilling in the first quarter indicated expansion of mineralization in the Central, Albert and Vortex Zones with intervals of mineralization hosting grades at or above average resource grade.

•

Exploration at the Hasbrouck project yielded very encouraging results in the first quarter with the discovery of a high-grade zone of mineralization, the Saddle Zone, highlighted by 585 feet grading 0.13 opt gold and 2.43 opt silver. Based on the significant results of this discovery hole, the Company drilled a number of follow-up holes confirming the high-grade nature of the Saddle Zone, as announced in a press release dated April 26, 2011. Additional drilling is planned to better understand the nature and extent of the zone, which is open to the north, south and at depth and to test other potential targets which may host mineralization similar to the Saddle Zone.

•

In light of the exploration successes at Hycroft and Hasbrouck early in the first quarter, as noted above, the Company began a more aggressive program to build on these successes. In the first quarter, Allied Nevada focused its efforts on its growth initiatives with $11.0 million spent on exploration, of which $3.2 million was capitalized at Hycroft and Hasbrouck.

[1]

Allied Nevada uses the non-GAAP financial measures “cost of sales per ounce of gold sold” and “cost of sales, net of byproduct credits” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

Q1 Developments:

•

The Company provided an updated resource estimate for Hycroft in the first quarter of 2011. Measured and indicated resources, inclusive of reserves, increased 101% to 16.1 million ounces for gold and 131% to 598.1 million ounces for silver, compared with the previous estimate issued in August 2010.

•

The Company updated its Hycroft Mill Scoping Study in the first quarter of 2011. The scoping study indicated average annual production of 556,200 ounces of gold and 27.0 million ounces of silver may be achieved at an annual cost of $304 per gold ounce sold when the heap leach and 120,000 ton per day mill are operating concurrently. The initial capital cost in the mill scoping study is projected to be $894 million. The scoping study was based on the new resource estimate, mentioned above, and incorporates extensive metallurgical test results. The scoping study suggested this project is robust at conservative metals prices ($800 per ounce gold price and $14 per ounce silver price) with a 5% Net Present Value (NPV) of $495 million and an Internal Rate of Return (IRR) of 15.3%. Utilizing year to date average prices of $1,400 per ounce for gold and $34 per ounce for silver, the milling project is expected to generate a 5% NPV of $4.9 billion with an IRR of 227.2%.

Q1 Financial and Operating Highlights:

•	Hycroft continues its exemplary operating record with no lost time accidents or significant environmental incidents in the first quarter of 2011.

•

The Hycroft operations performed well in the first quarter of 2011, with gold sales of 21,341 ounces at an average cost of sales[1] of $491 per ounce of gold sold. Silver sales of 59,566 ounces exceeded expectation with the silver to gold ounce production ratio being better than anticipated at 3 ounces of silver for each ounce of gold produced.

•

Revenue from gold and silver sales in the first quarter of 2011 was $31.9 million compared with $23.5 million in the same period last year. The increase in revenue year-over-year is attributed to the increased ounces sold and a higher realized gold price of $1,402 per ounce in the first quarter of 2011, compared with $1,108 per ounce in the corresponding period in 2010.

•

Allied Nevada achieved net income of $0.2 million ($0.00 per share) in the first quarter of 2011, compared with net income of $3.7 million ($0.05 per share) for the same period in 2010. Net income in the first quarter of 2011 was lower than the same period in 2010 as a result of a $3.7 million increase in cost of sales[1], a $4.2 million increase in exploration expenditures and an increase of $5.0 million in general and administrative expense. General and administrative expense was higher primarily due to a much higher than expected director’s stock-based compensation expense resulting from the 35% share price increase in the quarter. These increases were partially offset by higher revenue from the sale of gold and silver and a decrease of $1.8 million in income tax expense compared to the same period in 2010.

•

Average cost of sales of $491 per ounce of gold sold[1] for the first quarter of 2011 was better than expected, primarily due to an increase in silver by-product credit from higher than planned silver ounces sold and a stronger silver selling price. As previously disclosed, cost of sales per ounce of gold sold[1] is expected to be similar in the second quarter and then decrease over the last half of the year to average within our previously stated guidance range of $450-$490, as discussed below in the 2011 Outlook.

•	Cash and cash equivalents at March 31, 2011, were $321.2 million.

[1]

Allied Nevada uses the non-GAAP financial measures “cost of sales per ounce of gold sold” and “cost of sales, net of byproduct credits” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

•	Cash flow provided by operating activities was $0.4 million for the first quarter of 2011, compared with $0.8 million in the same period in 2010.

•

For first quarter of 2011, cash used in investing activities was $16.6 million compared with $6.5 million in the same period in 2010. Cash used in investing activities was primarily related to the purchase of additional mining equipment associated with the accelerated heap leach expansion in progress and mine development costs associated with the development of Cut-5 and mine development drilling at Hycroft.

•

In the first quarter of 2011, net cash used in financing activities was $638,000, compared with net cash used in investing activities of $6,000 for the same period in 2010. Cash used in investing activities in the first quarter of 2011 was primarily related to capital lease principal payments for mobile mining equipment.

“We are pleased with the progress at Hycroft with the operations performing well in the first quarter and the expansion project being on track,” commented Scott Caldwell, President & CEO. “In the first quarter, we achieved great strides in advancing our long-term growth initiatives. The significant resource update and robust mill scoping study announced in the first quarter are evidence of this progress. In addition, the discovery of high-grade mineralization at Hasbrouck has presented an exciting opportunity for the Company as we continue to define and assess this and other potential high-grade zones.”

Operations Update

Key operating statistics for the first quarter of 2011, as compared with the same quarter of 2010, are as follows:

		Three months ended March 31,
		2011	2010

Total tons mined (000s)		7,780	5,319

Ore grade (oz/ton) -	Gold	0.014	0.023
	Silver	0.197	0.359

Ounces produced -	Gold	20,718	22,704
	Silver	61,751	53,491

Ounces sold -	Gold	21,341	20,439
	Silver	59,566	50,937

Average realized price -	Gold	$1,402	$1,108
	Silver	$34	$17

Average spot price -	Gold	$1,386	$1,109
	Silver	$32	$17

Cost of sales, net of byproduct credits (000s)[1]		$10,468	$7,912
Cost of sales per ounce of gold sold[1]		$491	$387

1.	Allied Nevada uses the non-GAAP financial measures “cost of sales per ounce of gold sold” and “cost of sales, net of byproduct credits” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

The Hycroft Mine produced 20,718 ounces of gold and 61,751 ounces of silver in the first quarter of 2011, in-line with expectation. Per previously stated guidance, production is expected to strengthen throughout 2011 as the impact of implementing the accelerated mining plan begins to take effect. First quarter 2011 sales were slightly better than planned with 21,341 ounces of gold and 59,566 ounces of silver sold. The mine reported no safety or environmental incidents in the first quarter of 2011.

Hycroft mined 7.8 million tons of material in the first quarter of 2010, including 3.0 million tons of ore at average grades of 0.014 opt gold and 0.197 opt silver. Average grades mined were lower in the first quarter of 2011, as expected, when compared with the same period in 2010 as the mine moves through a lower grade phase of the Brimstone pit. Waste tons moved in the first quarter of 2011 totaled 4.8 million tons and included 1.6 million tons of pre-strip material from the Cut-5 pit. The mine placed approximately 41,130 contained ounces of gold (recoverable – 23,280 ounces) and 583,100 ounces of silver (recoverable – 58,310 ounces) on the leach pads in the first quarter of 2011.

Implementation of the accelerated heap leach mining expansion plan is progressing well. Expansion of the Merrill-Crowe plant to increase solution processing capacity from 3,500 gpm to 5,000 gpm began in the first quarter of 2011. Ground preparation to begin mining in a new area of Hycroft, Cut-5, began in January. Construction of a new truck shop capable of servicing the larger mining equipment is progressing as planned. To date, five of the 320-ton trucks are operating as part of the accelerated heap leach mining expansion.

Cost of sales of $491 per ounce of gold sold1 was better than expected for the first quarter as a result of the higher than planned silver sales and a higher than budgeted silver selling price. As previously disclosed, costs are expected be similar in the second quarter and decrease through the second half of the year to average within our previously guided range of $450-490 per ounce of gold sold. Stripping programs that began in 2010 to remove waste and allow access to an area of ore in the Brimstone pit and a new mining area, Cut-5 are nearing completion and should benefit costs for the remainder of the year as the waste to ore strip ratio declines to below 1:1.

Exploration

At Hycroft, the Company completed 78,000 feet of drilling in 73 holes in the first quarter of 2011. The goal of the first quarter drill campaign was to continue infill and engineering drilling in support of the milling feasibility study, and initiate step out drilling north of Vortex (Albert Zone) and west of the Central Zone. The exploration program for the remainder of 2011 will focus on step-out drilling and property wide exploration with a goal of expanding the resource base.

At Hasbrouck, the Company drilled 41 holes in the first quarter of 2011 totaling 27,690 feet. As previously released, the Company discovered a high-grade zone at Hasbrouck, the Saddle Zone, with 585 feet grading 0.13 opt gold and 2.43 opt silver. The Company quickly began drilling strategy to begin to define and understand the magnitude of this discovery. As a result, the preliminary economic assessment originally scheduled to be released in the first quarter has been postponed to allow for a review of these drill results and their potential impact on the envisioned operating scenario for Hasbrouck. The Company will revisit the preliminary economic assessment once it has a better understanding of the nature of the high-grade mineralization.

[1]

Allied Nevada uses the non-GAAP financial measures “cost of sales per ounce of gold sold” and “cost of sales, net of byproduct credits” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

2011 Outlook

Hycroft Operations

In 2011, we expect Hycroft to mine approximately 40.0 million tons of material, including 23.4 million tons of ore at average grades of 0.0136 opt gold. The average grades in 2011 are expected to be lower than those mined in 2010 as the mine moves through a lower grade phase of mining of the Brimstone pit. The silver to gold production ratio is expected to be 2.5 ounces of silver for each ounce of gold.

Mining equipment deliveries in connection with the accelerated heap leach plan are generally as expected. The tragic events that occurred in Japan in March 2011, however, have delayed the delivery of a large capacity shovel that was expected to be in operation in the second quarter of 2011. Based on current information, the Company believes that the shovel will now be operational in third quarter of 2011. While the Company believes the impact of this delay may be minimal, full year 2011 production guidance is being revised to 115,000 - 125,000 ounces of gold. It is not anticipated that the delivery delay will have an impact on previously stated cost of sales guidance of $450-$490 per ounce of gold sold1 (with silver as a byproduct credit). The Company is reviewing options to mitigate any adverse effects to production this equipment delivery delay may have caused.

Production is expected to be lower in the first half of 2011 and increase through the remainder of the year as the impact of mining more tons and placing more ore begins to take effect. The overall strip ratio for 2011 is expected to be less than 1:1, being higher in the first quarter of 2011 and declining through the remainder of the year as the mine completes the stripping program commenced in 2010 to remove waste and allow access to an area of ore in the Brimstone pit and a new mining area, Cut-5. Cost of sales per ounce of gold sold is expected to be higher in 2011 as compared to 2010 due to higher commodity price expectations, a lower grade mining phase and an increased waste mining rate as the mine continues to ramp up the oxide expansion. Cost of sales per ounce of gold sold1 is calculated assuming a silver selling price of $22/ounce and fuel price of $90/barrel. It is expected that a $10/barrel change in the world fuel price would result in a $10 per ounce change in cost of sales per ounce of gold sold.

Exploration Outlook

Allied Nevada is focused on growth. In light of the exploration successes at Hycroft and Hasbrouck in the first quarter, the Company has implemented a more aggressive drill program at these properties for second quarter of 2011. The exploration budget for the first half of 2011 is expected to be $21.5 million, of which $6.1 million is expected to be capitalized as mine development costs. Exploration expenditures are determined based on success and, as such, the Company is in the process of reviewing and adjusting its exploration budget for the second half of 2011 to continue to build on the strength of recent exploration achievements at Hycroft and Hasbrouck.

At Hycroft, exploration and step-out drilling for the remainder of the year will focus on resource expansion and testing of previously identified regional targets. Exploration drilling at Hasbrouck will focus on resource expansion and testing potential parallel high-grade structures similar to the recently discovered Saddle Zone.

Exploration programs have been designed at other exploration properties to test a number of encouraging targets identified through the successful 2010 field program.

[1]

Allied Nevada uses the non-GAAP financial measures “cost of sales per ounce of gold sold” and “cost of sales, net of byproduct credits” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

Major Capital Programs

Capital expenditures in 2011 are expected to total approximately $110 million. Significant capital projects include: expansion of the mobile equipment fleet at Hycroft with additional 320-ton haul trucks and larger capacity shovels ($53 million); support building improvements, increased process plant capacity modifications and ongoing leach pad expansion at Hycroft ($22 million); capitalized stripping and drilling ($9 million); and other capitalized spending of $26 million. We expect to lease a significant portion of the mobile equipment through capital leases.

The Company continues to implement near and long-term opportunities to increase production, reduce costs, and extend the life of the Hycroft mine. These initiatives include:

1.	Continued implementation of the Hycroft Accelerated Oxide Heap Leach Project: The mine has been successful in initiating the accelerated oxide heap leach plan with the addition of a crushing circuit, completion of the 2010 leach pad expansion and integration of the larger scale mining equipment. The operating plan will be to continue increasing the mining rate as new equipment is delivered throughout 2011. The goal for 2011 is to increase the mining rate to 40 million tons (from 26.5million in 2010) and ultimately to 88 million tons by 2012. By tripling the mining rate, the mine expects to increase gold production to average over 260,000 ounces annually by 2012.

2.	Hycroft Milling Project development: Based on the positive results of the milling scoping studies completed in 2010, the Company intends to complete an initial feasibility study for a milling scenario to develop the most economically viable solution for extracting the large resource at Hycroft. It is currently expected that this study will be completed in the third quarter of 2011.

3.	Develop exploration properties: A greater emphasis will be placed on regional exploration targets and advancing potential development properties in 2011. Exploration programs have been designed for a number of other exploration properties in 2011 to follow up on opportunities identified during the 2010 field program.

Conference Call Information

Allied Nevada will host a conference call to discuss the first quarter results on May 6, 2011, at 8:00 am PT (11:00 am ET) followed by a question and answer session.

To access the call, please dial:

Canada & US toll-free – 1-877-974-0446

Outside of Canada & US – 1-416-644-3417

Replay (available until May 20, 2010):

Access code: 4432831#

Canada & US toll-free – 1-877-289-8525

Outside of Canada & US – 1-416-640-1917

An audio recording of the call will be archived on our website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning the timing, results and benefits of exploration, operations, drill programs, Hycroft expansion economics and engineering assessments and feasibility studies; expectations regarding the expected timing, cost and financing of exploration spending and equipment and the anticipated benefits of such items; potential growth and optimization opportunities; the completion, costs and benefits of expansions at Hycroft; the potential for confirming, upgrading and expanding oxide gold and silver mineralized material at Hycroft; mineral reserve and resource estimates; cost estimates, estimates of gold and silver grades and waste mined; the overall strip ratio; the silver to gold production ratio; estimates of recovery rates; the life of the Hycroft mine and the cash flow generated by the property; the amount and timing of future gold and silver production and sales from the Hycroft mine and the associated cost of sales; fuel prices and cyanide consumption; the sufficiency of current oxide reserves; expectations regarding the Company’s future capital requirements and expenditures and the sources and adequacy of liquidity available to the Company; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning mineral reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Non-GAAP Measures

Allied Nevada provided the non-GAAP measures of “cost of sales per ounce of gold sold” and “cost of sales, net of byproduct credits” in this document. The Company believes that, in addition to conventional measures prepared in accordance with United States generally accepted accounting principles (U.S. “GAAP”), stakeholders use these non-GAAP measures to evaluate the Company’s performance and its ability to generate cash flow. The above non-GAAP measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The calculations of these non-GAAP measures are presented below:

Allied Nevada maintains a strict quality control program at all of its projects. Drill samples are gathered on-site and validated by Allied Nevada geologists to be shipped to ALS Chemex’s assaying laboratories in Reno, Nevada. Gold and silver analyses are conducted on 1-assay ton prepped samples with gold determined using industry standard fire assay methods with an atomic absorption finish. Gold over limits and silver are determined using fire assay with a gravimetric finish.

The technical contents of this news release have been prepared under the supervision of Scott Wilson of Scott E. Wilson Mining, who is a Qualified Person as defined by National Instrument 43-101. Scott Wilson is an independent consultant for Allied Nevada.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com

ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(US dollars in thousands, except shares)

	(Unaudited)
	March 31,	December 31,
	2011	2010
Assets:
Cash and cash equivalents	$321,080	$337,829
Inventories	10,818	9,978
Ore on leach pads	55,400	49,357
Prepaids and other	7,364	7,405
Deferred tax asset, current	4,646	4,655

Current assets	399,308	409,224
Plant and equipment, net	80,320	66,081
Mine development costs	25,801	18,874
Restricted cash	18,935	15,020
Other assets, non-current	2,237	2,292
Mineral properties	35,478	35,522
Deferred tax asset, non-current	20,302	20,339

Total assets	$582,381	$567,352

Liabilities:
Accounts payable	$15,115	$14,924
Amounts due to related parties	10	7
Other liabilities, current	1,718	1,732
Capital lease obligations, current	5,342	3,215
Asset retirement obligation, current	463	463

Current liabilities	22,648	20,341
Capital lease obligations, non-current	19,334	11,104
Asset retirement obligation, non-current	6,255	6,303
Other accrued liabilities, non-current	9,782	6,850

Total liabilities	58,019	44,598

Commitments and Contingencies

Shareholders’ Equity:

Common stock ($0.001 par value, 100,000,000 shares authorized, shares issued and outstanding: 89,019,053 at March 31, 2011 and 88,958,989 at December 31, 2010)	89	89
Additional paid-in-capital	584,781	583,354
Accumulated deficit	(60,508)	(60,689)

Total shareholders’ equity	524,362	522,754

Total liabilities and shareholders’ equity	$582,381	$567,352

ALLIED NEVADA GOLD CORP.

CONSOLIDATED STATEMENTS OF INCOME

(US dollars in thousands, except per share amounts)

	Three months ended March 31,
	2011	2010
Revenue	$31,926	$23,459
Operating expenses:
Cost of sales (excludes depreciation, amortization, and accretion)	12,487	8,767

	19,439	14,692

Stripping costs	650	517
Depreciation and amortization	1,558	1,278
Exploration and land holding costs	8,060	3,851
Accretion	112	110
Corporate general and administrative	8,701	3,712

Income from operations	358	5,224

Interest income	15	12
Interest expense	(156)	(95)
Net foreign exchange gain	34	71
Other income	6	269

Income before income taxes	257	5,481
Income tax expense	(76)	(1,827)

Net income	$181	$3,654

Earnings per share:
Basic:
Weighted average number of shares outstanding	89,297,423	74,090,347
Income per share	$—	$0.05

Diluted:
Weighted average number of shares outstanding	90,787,927	76,223,649
Income per share	$—	$0.05

ALLIED NEVADA GOLD CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US dollars in thousands)

	Three months ended March 31,
	2011	2010
Cash flows from operating activities:
Net income	$181	$3,654
Adjustments to reconcile net income for the period to net cash provided by operating activities:
Depreciation and amortization	1,558	1,278
Amortization of deferred loan costs	—	—
Accretion	112	110
Stock-based compensation	4,084	1,951
Unrealized foreign currency loss	—	—
Gain on disposal of assets	(6)	—
Gain on recognition of deferred income	—	(269)
Change in operating assets and liabilities:
Inventories	(849)	(1,999)
Ore on leach pads	(4,739)	(5,059)
Prepaids and other assets	(759)	(409)
Deferred tax asset	46	1,614
Accounts payable and amounts due to related parties	194	239
Asset retirement obligation	(161)	—
Accrued liabilities and other	785	(268)

Net cash provided by operating activities	446	842

Cash flows from investing activities:
Additions to plant and equipment	(5,487)	(3,187)
Additions to mine development costs	(7,196)	(2,369)
Increase in restricted cash	(3,914)	(918)
Proceeds from other investing activities	40	5

Net cash used in investing activities	(16,557)	(6,469)

Cash flows from financing activities:
Proceeds on issuance of common stock	272	322
Share issuance costs	—	—
Proceeds from term loan	—	—
Repayment of term loan	—	—
Payment of loan costs	—	—
Repayments of principal on capital lease agreements	(910)	(328)

Net cash used financing activities	(638)	(6)

Net decrease in cash and cash equivalents	(16,749)	(5,633)

Cash and cash equivalents, beginning of period	337,829	91,581

Cash and cash equivalents, end of period	$321,080	$85,948

Supplemental cash flow disclosures:
Cash paid for interest	$244	$95
Non-cash financing and investing activities:

Mining equipment acquired by capital lease	$11,267	$—